UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2015

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File No.)

California	94-3229046
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7999 Gateway Boulevard, Suite 300, Newark, California

(Address of principal executive offices)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 12, 2015, Depomed, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Deerfield Private Design Fund III, L.P., Deerfield Partners, L.P., Deerfield International Master Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. and BioPharma Secured Investments III Holdings Cayman LP (collectively, the “Purchasers”) and Deerfield Private Design Fund III, L.P., as collateral agent (the “Collateral Agent”), pursuant to which the Company agreed to sell, and the Purchasers agreed to purchase, an aggregate of $575.0 million principal amount of the Company’s senior secured notes (the “Notes”) for an aggregate purchase price of approximately $562.0 million. The closing of the sale and purchase of the Notes is scheduled to occur concurrently with the closing of the Company’s acquisition of the U.S. rights to the NUCYNTA® franchise of pharmaceutical products as well as certain related assets (the “Transaction”) pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of January 15, 2015, by and between Janssen Pharmaceuticals, Inc. and the Company (the date of such closing, the “Purchase Date”), subject to satisfaction of applicable closing conditions. The Company will use the proceeds of the Notes, together with cash on hand and cash previously deposited in an escrow account pursuant to the terms of the Asset Purchase Agreement, to complete the Transaction.

The outstanding principal amount of the Notes will accrue interest at a rate equal to the lesser of (i) the sum of (a) 9.75% and (b) the greater of (1) the three month LIBOR rate as of such date and (2) 1.00% and (ii)(a) 11.95% from the Purchase Date to the third anniversary of the Purchase Date and (b) 12.95% thereafter.  The Notes will initially accrue interest at a rate of 10.75%. The Notes will mature on the seventh anniversary of the Purchase Date, unless earlier prepaid or repurchased.  The Company’s obligations under the Notes and the Note Purchase Agreement will be required to be guaranteed by certain of the Company’s future subsidiaries and will be secured as of the closing date, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in substantially of the assets of the Company and any subsidiary guarantors.

The Company will be required to make mandatory prepayments of principal on the Notes of (i) $57.5 million on the third anniversary of the Purchase Date, (ii) $115.0 million on the fourth anniversary of the Purchase Date, (iii) $115.0 million on the fifth anniversary of the Purchase Date, (iv) $143.75 million on the sixth anniversary of the Purchase Date, and (v) the outstanding principal amount of the Notes on the seventh anniversary of the Purchase Date.  The Company will have the right, but not the obligation, to prepay (i) up to $100.0 million of the Notes after the first anniversary of the Purchase Date but on or prior to the second anniversary of the Purchase Date, at a price equal to 105% of the outstanding principal amount prepaid, plus all accrued and unpaid interest, (ii) the Notes in whole in connection with, or pursuant to, a major transaction, which includes, but is not limited to, certain mergers and other change of control transactions involving the Company (a “Major Transaction”), at any time prior to the second anniversary of the Purchase Date, at a price equal to 105% of the outstanding principal amount prepaid, together with accrued and unpaid interest plus an amount equal to the amount of interest that would have accrued from, and including, the date of prepayment to, but excluding, the second anniversary of the Purchase Date on the principal amount of the Notes outstanding immediately prior to such prepayment in excess of $100.0 million and (iii) the Notes in whole at any time after the second anniversary of the Purchase Date, together with accrued and unpaid interest on the principal amount prepaid plus a prepayment premium equal to (a) 4% of the principal amount of the Notes to be prepaid, if such prepayment occurs after the second anniversary of the Purchase Date but on or prior to the third anniversary of the Purchase Date, (b) 3% of the principal amount of the Notes to be prepaid, if such prepayment occurs after the third anniversary of the Purchase Date but on or prior to the fourth anniversary of the Purchase Date, (c) 2% of the principal amount of the Notes to be prepaid, if such prepayment occurs after the fourth anniversary of the Purchase Date but on or prior to the fifth anniversary of the Purchase Date, (d) 1% of the principal amount of the Notes to be prepaid, if such prepayment occurs after the fifth anniversary of the Purchase Date but on or prior to the sixth anniversary of the Purchase Date and (e) zero, if such prepayment occurs after the sixth anniversary of the Purchase Date.

The Company is required to repay the outstanding Notes in full if the principal amount outstanding on its existing 2.50% Convertible Senior Notes due 2021 as of March 31, 2021, is greater than $100.0 million. In addition, if the successor entity in a Major Transaction does not satisfy specified qualification criteria, the Purchasers may require the Company to prepay the Notes upon consummation of the Major Transaction in an amount equal to the principal amount of outstanding Notes, accrued and unpaid interest and a prepayment premium in an amount equal to what the Company would have otherwise paid in an optional prepayment described in the preceding paragraph. The Company is required to make mandatory prepayments on the Notes in an amount equal to the proceeds it receives in connection with asset dispositions in excess of $10.0 million, together with accrued and unpaid interest on the principal amount prepaid.

The Note Purchase Agreement includes customary representations, warranties and covenants by the Company, including restrictions on the incurrence of additional indebtedness and a minimum net sales financial covenant. Events of default under the Note Purchase Agreement include, but are not limited to: the Company’s failure to timely make payments due under the Notes; inaccuracies in the Company’s representations and warranties; the Company’s failure to comply with any of its covenants under the Note Purchase Agreement or any of the other note documents required by the Note Purchase Agreement, subject to a cure period with respect to most affirmative covenants; the Company’s insolvency or the occurrence of certain bankruptcy-related events; certain judgments against the Company; certain security interests or liens under the note documents ceasing to be valid and perfected or are asserted by the Company or its subsidiaries to not be in full force and effect; certain undischarged judgments against the Company or any of its subsidiaries; and certain defaults or other events that would give the holders of a specified amount of the Company’s indebtedness a right to accelerate such indebtedness. If one or more events of default under the Note Purchase Agreement occurs and continues beyond any applicable cure period, the holders of the Notes may declare all or any portion of the Notes to be immediately due and payable.

The foregoing descriptions of the Note Purchase Agreement and the Notes do not purport to be complete and are qualified in their entirety by reference to the Note Purchase Agreement and the form of Note, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2015	DEPOMED, INC.

	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
SVP and General Counsel